BILLING SERVICES AND ADVANCE FUNDING AGREEMENT


     This BILLING SERVICES AND ADVANCE FUNDING AGREEMENT (the "Agreement") is entered into by and between, PRIORITY INTERNATIONAL COMMUNICATIONS, INC., a Texas corporation ("PIC") and NCIC COMMUNICATIONS, INC., a Texas corporation
("NCIC")  on  this  4th  day  of  February  2000.

                                    RECITALS

     A. NCIC as a long distance telephone service company has tariffs, facilities and relationships whereby long distance calls may be properly billed and collected.

     B. PIC has network, switching and call management systems that enable PIC to carry long distance calls on behalf of its customers, agents and clients.

     C. PIC desires to submit certain call records to NCIC for proper processing, billing and collections and NCIC desires to accept such records under the terms and conditions set out herein.

                                   AGREEMENTS

     In consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties hereto do hereby agree as follows:

     1. From time to time PIC shall submit to NCIC certain Interstate and Interstate long distance all records in accordance with the terms and conditions that NCIC shall from time to time impose. Records submitted to NCIC will not be submitted to any other party.

     2. NCIC shall purchase such records as meets its processing criteria with recourse under the following terms and conditions:

          a. Records accepted by NCIC shall be purchased at 78% of gross billed value. With regard to records purchased, NCIC shall be obligated to advance fund 70% of the gross billed value approximately seven (7) working days following submission. This schedule presumes a batch cut off occurring on each Monday with the first installment due approximately seven (7) business days later. The balance of the purchase price shall be due and payable six months after submissions by PIC.

          b. Records rejected by the billing system or by NCIC's billing services company will be deducted from the gross billed value of records submitted.


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          c.     NCIC  shall  maintain records of charges for bad debt, customer service credits and LEC adjustments and credits for records submitted. Should the aggregate of these charges exceed 10% of the gross billed records, NCIC may offset any excess against amounts owed in connection with the second 8% Installment(s) due to PIC.

     3. The term of this Agreement shall be for months beginning with the date of execution and continuing thereafter for the specified term of months. At any time, NCIC may decline to accept further records from PIC. Failure to accept records, however, does not relieve NCIC from other obligations set forth herein. Either party may terminate this Agreement at any time by giving thirty
(30)  days  written  notice  to  the  other  party  of their intention to do so.

     4. Upon execution, this Agreement shall be binding and enforceable on the parties. Each party acknowledges that the signatories of this Agreement are duly authorized to enter into such agreement and according each parties substantially relied in this regard.

     5. This Agreement shall be interpreted, enforced and adjudicated according to the laws of the State of Texas and venue for disputes shall be in County, Texas.

          IN WITNESS WHEREOF, the Parties have this day agreed and hereto affixed their respective signatures as evidence thereof.

                              PRIORITY  INTERNATIONAL
                              COMMUNICATIONS,  INC.

                              BY
                                --------------------------------
                                   Wayne  Wright,  President

                              NCIC

                              BY
                                --------------------------------
                                   Bill  Pope,  President


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